Pricing Supplement Dated January 31, 2024 Registration Statement No. 333-263376	January 2024 Filed pursuant to Rule 424(b)(2) (To Prospectus dated May 27, 2022, Index Supplement dated May 27, 2022 and Product Supplement dated May 27, 2022)

Structured Investments

Opportunities in U.S. and International Equities

Trigger Callable Contingent Yield Securities due November 5, 2025

$9,000,000 Based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index

UBS AG Trigger Callable Contingent Yield Securities (the “securities”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index (each an “underlying index” and together the “underlying indices”). If the closing level of each underlying index is equal to or greater than 70% of its initial index level, which we refer to as its coupon barrier, on the applicable coupon observation date, UBS will pay you a contingent coupon on the corresponding coupon payment date. If the closing level of any underlying index is less than its coupon barrier on the applicable coupon observation date, no contingent coupon will be paid on the corresponding coupon payment date. UBS may elect, on or before any applicable coupon observation date (other than the final valuation date), to call the securities at its discretion in whole, but not in part (an “issuer call”), on the coupon payment date corresponding to such coupon observation date (the “call settlement date”), regardless of the closing levels of the underlying indices on such coupon observation date. If UBS elects to call the securities prior to maturity, UBS will pay you on the call settlement date a cash payment per security equal to the stated principal amount plus any contingent coupon otherwise due, and no further payments will be made on the securities. If UBS does not elect to call the securities and the final index level of each underlying index is equal to or greater than 65% of its initial index level, which we refer to as its trigger level, at maturity UBS will pay you a cash payment per security equal to the stated principal amount, in addition to any contingent coupon otherwise due. If, however, UBS does not elect to call the securities and the final index level of any underlying index is less than its trigger level, UBS will pay you less than the full stated principal amount per security, if anything, at maturity, resulting in a loss on your initial investment that is proportionate to the percentage decline of the underlying index with the largest percentage decline from its initial index level to its final index level (the “worst performing underlying index”) and you will lose a significant portion or all of your initial investment. The securities are for investors who are willing to risk their principal and seek interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent coupons if the closing level of any underlying index is less than its coupon barrier on one or more coupon observation dates and the risk of an early call at UBS’ discretion. Investing in the securities involves significant risks. You will lose a significant portion or all of your initial investment if UBS does not elect to call the securities and the final index level of any underlying index is less than its trigger level. The securities will not pay a contingent coupon on a coupon payment date if the closing level of any underlying index is less than its coupon barrier on the corresponding coupon observation date. UBS may elect to call the securities at its discretion regardless of the performance of the underlying indices. Higher contingent coupon rates are generally associated with a greater risk of loss. Investors will not participate in any appreciation of any of the underlying indices. The contingent repayment of principal only applies if you hold the securities until the call settlement date or the maturity date, as applicable. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying indices:	Nasdaq-100 Index® (Bloomberg Ticker: “NDX”) S&P 500® Index (Bloomberg Ticker: “SPX”) EURO STOXX 50® Index (Bloomberg Ticker: “SX5E”)
Aggregate principal amount:	$9,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Term:	Approximately 21 months, unless called earlier.
Trade date:	January 31, 2024
Settlement date:

February 5, 2024 (3 business days after the trade date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final valuation date:

October 31, 2025, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Valuation Dates — Final Valuation Date” in the accompanying product supplement.

Maturity date:

November 5, 2025, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Payment Dates — Maturity Date” in the accompanying product supplement.

Issuer call feature:

UBS may elect, on or before any coupon observation date (other than the final valuation date), to call the securities at its discretion in whole, but not in part (an “issuer call”), on the coupon payment date corresponding to such coupon observation date (the “call settlement date”), regardless of the closing levels of the underlying indices on such coupon observation date.

Issuer call amount:

If UBS elects to call the securities, UBS will pay you on the call settlement date a cash payment per security equal to the stated principal amount plus any contingent coupon otherwise due, and no further payments will be made on the securities. Before UBS elects to call the securities, UBS will deliver written notice to the trustee by the applicable coupon observation date.

Contingent coupon:

●If the closing level of each underlying index is equal to or greater than its coupon barrier on the applicable coupon observation date (including the final valuation date), UBS will pay you the contingent coupon for that coupon observation date on the corresponding coupon payment date.

●If the closing level of any underlying index is less than its coupon barrier on the applicable coupon observation date, the contingent coupon for that coupon observation date will not accrue or be payable and UBS will not make any payment to you on the corresponding coupon payment date.

The contingent coupon is a fixed amount based upon equal quarterly installments at the contingent coupon rate.

The contingent coupon per security that would be applicable to each coupon payment date for which the closing level of each underlying index is equal to or greater than its coupon barrier on the applicable coupon observation date will be: $25.625

Contingent coupons on the securities are not guaranteed. UBS will not pay you the contingent coupon for any coupon observation date on which the closing level of any underlying index is less than its coupon barrier.

Contingent coupon rate:	The contingent coupon rate is 10.25% per annum.
Coupon observation dates:

April 30, 2024, July 31, 2024, October 31, 2024, January 31, 2025, April 30, 2025, July 31, 2025 and October 31, 2025, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Valuation Date — Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to October 31, 2025 as the final valuation date.

Coupon payment dates:

May 7, 2024, August 5, 2024, November 5, 2024, February 5, 2025, May 7, 2025, August 5, 2025 and the maturity date, subject to postponement for non-business days and as described under “General Terms of the Securities — Payment Dates” and “— Maturity Date” in the accompanying product supplement. References in the accompanying product supplement to one or more “payment dates” shall mean the coupon payment dates for purposes of the market disruption event provisions in the accompanying product supplement.

Payment at maturity:

●If UBS does not elect to call the securities and the final index level of each underlying index is equal to or greater than its trigger level, UBS will pay you a cash payment per security on the maturity date equal to the stated principal amount of $1,000 plus any contingent coupon otherwise due on the maturity date.

●If UBS does not elect to call the securities and the final index level of any underlying index is less than its trigger level, UBS will pay you a cash payment per security on the maturity date that is significantly less than the stated principal amount, if anything, equal to:

$1,000 × (1 + Underlying Return of the Worst Performing Underlying Index)

You will lose a significant portion or all of your initial investment if UBS does not elect to call the securities and the final index level of any underlying index is less than its trigger level.

Underlying return:	With respect to each underlying index, the quotient, expressed as a percentage, of the following formula: (final index level − initial index level) / initial index level.
Worst performing underlying index:	The underlying index with the lowest underlying return as compared to any other underlying index.
Final index level:	The closing level of each underlying index on the final valuation date, as determined by the calculation agent.
Initial index level:

17,137.24, which is the closing level of the Nasdaq-100 Index® on the trade date

4,845.65, which is the closing level of the S&P 500® Index on the trade date

4,648.40, which is the closing level of the EURO STOXX 50® Index on the trade date

Coupon barrier:

11,996.07, which is equal to 70% of the initial index level of the Nasdaq-100 Index®

3,391.96, which is equal to 70% of the initial index level of the S&P 500® Index

3,253.88, which is equal to 70% of the initial index level of the EURO STOXX 50® Index

Trigger level:

11,139.21, which is equal to 65% of the initial index level of the Nasdaq-100 Index®

3,149.67, which is equal to 65% of the initial index level of the S&P 500® Index

3,021.46, which is equal to 65% of the initial index level of the EURO STOXX 50® Index

CUSIP/ISIN:	90279W3D4 / US90279W3D40
Listing:	The securities will not be listed or displayed on any securities exchange or electronic communications network.
Calculation agent:	UBS Securities LLC
Commissions and issue price:	Price to Public	Fees and Commissions	Proceeds to Issuer
Per security:	100.00%	0.00%	100.00%
Total:	$9,000,000.00	$0.00	$9,000,000.00

The estimated initial value of the securities as of the trade date is $986.40. The estimated initial value of the securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 15 of this document. The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 12 herein and “Risk Factors” beginning on page PS-9 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. You should read this document together with the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated May 27, 2022	Index supplement dated May 27, 2022	Prospectus dated May 27, 2022

Trigger Callable Contingent Yield Securities due November 5, 2025

$9,000,000 Based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index

Additional Information About UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Prospectus dated May 27, 2022:
https://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

♦Index Supplement dated May 27, 2022:
https://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

♦Product Supplement dated May 27, 2022:
https://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refer to the Trigger Callable Contingent Yield Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated May 27, 2022, references to the “accompanying index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated May 27, 2022.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third the accompanying index supplement; and finally, the accompanying prospectus.

January 2024 Page 2

Trigger Callable Contingent Yield Securities due November 5, 2025

$9,000,000 Based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index

Investment Summary

The Trigger Callable Contingent Yield Securities due November 5, 2025 based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent coupon, which will be an amount equal to $25.625 (equivalent to 10.25% per annum of the stated principal amount) per security, but only if the closing level of each underlying index is equal to or greater than 70% of its respective initial index level, which we refer to as its coupon barrier, on the applicable coupon observation date. The contingent coupon, if any, will be payable on the corresponding coupon payment date. It is possible that the closing levels of one or more of the underlying indices could remain below their respective coupon barriers for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent coupons.

If the closing level of any underlying index is less than its coupon barrier on the applicable coupon observation date, the contingent coupon for that coupon observation date will not accrue or be payable and UBS will not make any payment to you on the corresponding coupon payment date. UBS may elect, on or before any applicable coupon observation date (other than the final valuation date), to call the securities at its discretion in whole, but not in part (an “issuer call”), on the coupon payment date corresponding to such coupon observation date (the “call settlement date”), regardless of the closing levels of the underlying indices on such coupon observation date. If UBS elects to call the securities, UBS will pay you on the call settlement date a cash payment per security equal to the stated principal amount plus any contingent coupon otherwise due, and no further payments will be made on the securities. Before UBS elects to call the securities, UBS will deliver written notice to the trustee by the applicable coupon observation date. If UBS does not elect to call the securities and the final index level of each underlying index is equal to or greater than 65% of its respective initial index level, which we refer to as its trigger level, UBS will pay you a cash payment per security on the maturity date equal to the stated principal amount of $1,000 plus any contingent coupon otherwise due on the maturity date. If UBS does not elect to call the securities and the final index level of any underlying index is less than its trigger level, UBS will pay you a cash payment per security on the maturity date that is significantly less than the stated principal amount, if anything, equal to: (i) the stated principal amount times (ii) one plus the underlying return of the worst performing underlying index. You will lose a significant portion or all of your initial investment if UBS does not elect to call the securities and the final index level of any underlying index is less than its trigger level. The value of such cash payment will be significantly less than the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing a significant portion or all of their initial investment and also the risk of not receiving any contingent coupons. In addition, investors will not participate in any appreciation of the underlying indices.

UBS may elect to call the securities at its discretion prior to the maturity date. UBS is less likely to exercise its issuer call right when the closing level of any of the underlying indices is less than its coupon barrier. As such, UBS will be more likely to exercise its issuer call right when the closing level of each underlying index is equal to or greater than its coupon barrier, which would otherwise result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market. On the other hand, UBS will be less likely to exercise its issuer call right when the closing level of any underlying index is less than its coupon barrier and/or when the final index level of any underlying index is expected to be less than its trigger level, such that you will receive no contingent coupons and/or that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if UBS does not exercise its issuer call right, it is more likely that you will receive few or no contingent coupons and suffer a significant loss at maturity.

January 2024 Page 3

Trigger Callable Contingent Yield Securities due November 5, 2025

$9,000,000 Based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index

Key Investment Rationale

The securities do not guarantee the payment of interest or the repayment of the stated principal amount. Instead, the securities offer the opportunity for investors to earn a contingent coupon equal to $25.625 (equivalent to 10.25% per annum of the stated principal amount) per security, but only if the closing level of each underlying index is equal to or greater than 70% of its respective initial index level, which we refer to as the coupon barrier, on the applicable coupon observation date. UBS may elect, on or before any applicable coupon observation date (other than the final valuation date), to call the securities at its discretion in whole, but not in part, on the call settlement date for a cash payment equal to the stated principal amount per security plus any contingent coupon otherwise due. The payment at maturity, if any, will vary as follows:

Scenario 1

On or before any coupon observation date other than the final valuation date, UBS elects to call the securities in whole, but not in part.

￭On the call settlement date, the securities will be called and UBS will pay a cash payment equal to (i) the stated principal amount plus (ii) any contingent coupon otherwise due, and no further payments will be made on the securities.

￭Investors will not participate in any appreciation of the underlying indices from their respective initial index levels.

Scenario 2

UBS does not elect to call the securities and the final index level of each underlying index is equal to or greater than its trigger level and coupon barrier.

￭UBS will pay you a cash payment per security on the maturity date equal to (i) the stated principal amount plus (ii) any contingent coupon otherwise due on the maturity date.

￭Investors will not participate in any appreciation of the underlying indices from their respective initial index levels.

Scenario 3

UBS does not elect to call the securities and the final index level of each underlying index is equal to or greater than its trigger level and the final index level of any underlying index is less than its coupon barrier.

￭UBS will pay you a cash payment per security on the maturity date equal to the stated principal amount.

￭Investors will not participate in any appreciation of the underlying indices from their respective initial index levels.

Scenario 4

UBS does not elect to call the securities prior to maturity and the final index level of any underlying index is less than its trigger level.

￭The final index level of any underlying index is less than its respective trigger level.

￭UBS will pay you a cash payment per security on the maturity date, if anything, that is significantly less than the stated principal amount, equal to (i) the stated principal amount times (ii) one plus the underlying return of the worst performing underlying index.

￭Investors will lose a significant portion or all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the securities, including payments in respect of an issuer call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they become due. If UBS were to default on its obligations, you may not receive any amounts due to you under the securities and you could lose all of your initial investment.

The securities will not pay a contingent coupon on a coupon payment date (including the maturity date) if the closing level of any underlying index is less than its coupon barrier on the corresponding coupon observation date, and you may receive few or no contingent coupons during the term of the securities. UBS may elect, on or before any applicable coupon observation date (other than the final valuation date), to call the securities on the call settlement date, regardless of the closing levels of the underlying indices on such coupon observation date. If UBS does not elect to call the securities and the final index level of any underlying index is less than its trigger level, you will lose a significant portion or all of your initial investment at maturity.

January 2024 Page 4

Trigger Callable Contingent Yield Securities due November 5, 2025

$9,000,000 Based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index

Investor Suitability

The securities may be suitable for you if:

￭You fully understand the risks of an investment in the securities, including the risk of loss of a significant portion or all of your initial investment.

￭You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that may have the same downside market risk as an investment in the stocks comprising the worst performing underlying index.

￭You understand and accept that an investment in the securities is linked to the performance of the worst performing underlying index and not a basket of the underlying indices, and that you will lose a significant portion or all of your initial investment if the final index level of any underlying index is less than its trigger level.

￭You are willing to risk receiving no contingent coupons and believe the closing level of each underlying index will be equal to or greater than its coupon barrier on each coupon observation date.

￭You believe that the closing level of each underlying index will be equal to or greater than its trigger level on the final valuation date.

￭You accept that the risks of each underlying index are not mitigated by the performance of any other underlying index and the risks of investing in securities with a return based on the performance of multiple underlying indices.

￭You understand and accept that you will not participate in any appreciation in the level of any of the underlying indices and that your potential return is limited to any contingent coupons received.

￭You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.

￭You are willing to invest in the securities based on the coupon barriers, trigger levels and contingent coupon rate specified on the cover hereof.

￭You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the stocks comprising the underlying indices (the “index constituent stocks”).

￭You are willing to invest in securities that UBS may elect to call early at its discretion and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the securities.

￭You understand and are willing to accept the risks associated with the underlying indices.

￭You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

￭You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

￭You do not fully understand the risks of an investment in the securities, including the risk of loss of a significant portion or all of your initial investment.

￭You are not willing to make an investment that may have the same downside market risk as an investment in the index constituent stocks of the worst performing underlying index.

￭You do not understand or are unwilling to accept that an investment in the securities is linked to the performance of the worst performing underlying index and not a basket of the underlying indices, and that you will lose a significant portion or all of your initial investment if the final index level of any underlying index is less than its trigger level.

￭You require an investment designed to provide a full return of principal at maturity.

￭You are unwilling to risk receiving no contingent coupons during the term of the securities or believe that the closing level of at least one of the underlying indices will decline during the term of the securities and is likely to be less than its coupon barrier on a coupon observation date.

￭You believe that the closing level of any underlying index will be less than its trigger level on the final valuation date.

January 2024 Page 5

Trigger Callable Contingent Yield Securities due November 5, 2025

$9,000,000 Based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index

￭You cannot accept that the risks of each underlying index are not mitigated by the performance of any other underlying index and the risks of investing in securities with a return based on the performance of multiple underlying indices.

￭You seek an investment that participates in the full appreciation in the levels of the underlying indices or that has unlimited return potential.

￭You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.

￭You are unwilling to invest in the securities based on the coupon barriers, trigger levels or contingent coupon rate specified on the cover hereof.

￭You seek guaranteed current income from this investment or prefer to receive any dividends paid on the index constituent stocks.

￭You are unable or unwilling to hold securities that UBS may elect to call early at its discretion, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

￭You do not understand or are not willing to accept the risks associated with the underlying indices.

￭You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

January 2024 Page 6

Trigger Callable Contingent Yield Securities due November 5, 2025

$9,000,000 Based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing levels, (2) whether UBS elects to call the securities and (3) the final index levels.

Diagram #1: Coupon Observation Dates Other Than the Final Valuation Date

Diagram #2: Payment at Maturity if No Issuer Call Occurs

For more information about the payout upon an issuer call or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on the following page

.

January 2024 Page 7

Trigger Callable Contingent Yield Securities due November 5, 2025

$9,000,000 Based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security are specified on the cover hereof; amounts may have been rounded for ease of analysis):

Hypothetical Initial Index Level: Underlying Index A: Underlying Index B: Underlying Index C:	17,000 5,000 4,000
Hypothetical Coupon Barrier: Underlying Index A: Underlying Index B: Underlying Index C:	11,900, which is 70% of the initial index level 3,500, which is 70% of the initial index level 2,800, which is 70% of the initial index level
Hypothetical Trigger Level: Underlying Index A: Underlying Index B: Underlying Index C:	11,050, which is 65% of the initial index level 3,250, which is 65% of the initial index level 2,600, which is 65% of the initial index level
Hypothetical Term:	Approximately 21 months
Hypothetical Contingent Coupon:	$25.625 per security (equivalent to 10.25% per annum of the stated principal amount)
Stated Principal Amount:	$1,000.00 per security

In Examples 1 and 2, on a specified coupon observation date UBS elects and delivers written notice to the trustee to call the securities on the corresponding call settlement date. In Examples 3, 4 and 5, UBS does not elect to call the securities and the securities and remain outstanding until maturity.

	Example 1					Example 2
Coupon Observation Dates	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Contingent Coupon	Payment (per security)	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Contingent Coupon	Payment (per security)
#1	18,000 (at or above coupon barrier)	4,500 (at or above coupon barrier)	3,500 (at or above coupon barrier)	—*	$1,025.625	17,800 (at or above coupon barrier)	2,020 (below coupon barrier)	3,800 (at or above coupon barrier)	$0.00	N/A
#2	N/A	N/A	N/A	N/A	N/A	15,650 (at or above coupon barrier)	4,700 (at or above coupon barrier)	3,300 (at or above coupon barrier)	$25.625	N/A
#3	N/A	N/A	N/A	N/A	N/A	11,500 (below coupon barrier)	4,160 (at or above coupon barrier)	4,800 (at or above coupon barrier)	—	$1,000.00
#4	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A
#5	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A
#6	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A
Final Valuation Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A
Payment at Maturity	N/A					N/A

* The issuer call amount includes the contingent coupon otherwise due with respect to the coupon observation date on which UBS, at its sole discretion, elects to call the securities.

January 2024 Page 8

Trigger Callable Contingent Yield Securities due November 5, 2025

$9,000,000 Based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index

￭In Example 1, UBS elects to call the securities on the first coupon observation date and the closing level of each underlying index is equal to or greater than its coupon barrier on such coupon observation date. You receive the issuer call amount (reflecting your principal amount plus the contingent coupon otherwise due), calculated as follows:

Stated Principal Amount + Contingent Coupon = $1,000.00 + $25.625 = $1,025.625

In this example, the issuer call feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are subject to issuer call, you will stop receiving contingent coupons. Your total payment per security in this example is $1,025.625 (a total return of 2.5625% on the securities).

￭In Example 2, UBS elects to call the securities on the third coupon observation date and the closing level of underlying index A is less than its coupon barrier on such coupon observation date. Accordingly, UBS will pay on the call settlement date a total of $1,000.00 per security (reflecting your principal amount). When added to the contingent coupon of $25.625 received in respect of the prior coupon observation dates, you will have received a total of $1,025.625. You will not receive any further payments on the securities.

In this example, the issuer call feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are subject to an issuer call, you will stop receiving contingent coupons. Further, because at least one underlying index is less than its coupon barrier on the third coupon observation date, you receive only $1,000.00 per security. Your total payment per security in this example is $1,025.625 (a total return of 2.5625% on the securities). You will not participate in any appreciation of any of the underlying indices.

	Example 3					Example 4
Coupon Observation Dates	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Contingent Coupon	Payment (per security)	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Contingent Coupon	Payment (per security)
#1	10,400 (below coupon barrier)	4,500 (at or above coupon barrier)	3,500 (at or above coupon barrier)	$0.00	N/A	10,450 (below coupon barrier)	5,500 (at or above coupon barrier)	3,600 (at or above coupon barrier)	$0.00	N/A
#2	11,350 (below coupon barrier)	5,300 (at or above coupon barrier)	3,500 (at or above coupon barrier)	$0.00	N/A	9,350 (below coupon barrier)	4,100 (at or above coupon barrier)	3,300 (at or above coupon barrier)	$0.00	N/A
#3 - #6	Various (all at or above coupon barrier)	Various (all below coupon barrier)	Various (all below coupon barrier)	$0.00	N/A	Various (all at or above coupon barrier)	Various (all below coupon barrier)	Various (all below coupon barrier)	$0.00	N/A
Final Valuation Date	20,400 (at or above coupon barrier and trigger level)	6,000 (at or above coupon barrier and trigger level)	4,800 (at or above coupon barrier and trigger level)	$25.625	N/A	11,050 (below coupon barrier; at or above trigger level)	4,800 (at or above trigger level and coupon barrier)	3,200 (at or above trigger level and coupon barrier)	$0.00	N/A
Payment at Maturity	$1,025.625					$1,000.00

￭In Example 3, UBS does not elect to call the securities and the final index level of each underlying index is equal to or greater than its coupon barrier and its trigger level. Accordingly, at maturity, UBS will pay you the stated principal amount and, because the final index level of each underlying index is equal to or greater than its coupon barrier on the final valuation date, a contingent coupon with respect to the final valuation date. Your payment at maturity is calculated as follows:

Stated Principal Amount + Contingent Coupon = $1,000.00 + $25.625 = $1,025.625

In this example, you receive the stated principal amount per security plus the contingent coupon, equal to a total payment of $1,025.625 per security at maturity. Although all of the underlying indices have appreciated by 20% from their respective initial index levels on the final valuation date, you receive only $1,025.625 per security and do not benefit from such appreciation. Your total payment per security in this example is $1,025.625 (a total return of 2.5625% on the securities).

￭In Example 4, UBS does not elect to call the securities and the final index level of each underlying index is equal to or greater than its trigger level. During each of the coupon observation dates prior to the final valuation date the closing level of at least one of the

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underlying indices is less than its respective coupon barrier. As a result, you do not receive a contingent coupon with respect to any of those coupon observation dates. Because the final index levels of all of the underlying indices are equal to or greater than their respective trigger levels and the final index level of at least one of the underlying indices is less than its coupon barrier, at maturity you receive only the stated principal amount of $1,000.00.

In this example, you receive the stated principal amount per security of $1,000.00 per security at maturity. Your total return per security in this example is $1,000.00 (a total return of 0.00% on the securities).

	Example 5
Coupon Observation Dates	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Contingent Coupon	Payment (per security)
#1	10,100 (below coupon barrier)	5,050 (at or above coupon barrier)	4,250 (at or above coupon barrier)	$0.00	N/A
#2	11,350 (below coupon barrier)	4,300 (at or above coupon barrier)	3,300 (at or above coupon barrier)	$0.00	N/A
#3 - #6	Various (all at or above coupon barrier)	Various (all below coupon barrier)	Various (all below coupon barrier)	$0.00	N/A
Final Valuation Date	6,800 (below coupon barrier and trigger level)	5,200 (at or above coupon barrier and trigger level)	3,800 (at or above coupon barrier and trigger level)	$0.00	N/A
Payment at Maturity	$400.00

￭In Example 5, UBS does not elect to call the securities and the final index level of underlying index A is less than its coupon barrier and its trigger level. Accordingly, at maturity, you will be fully exposed to the negative return of the worst performing underlying index. Your payment at maturity is calculated as follows:

$1,000.00 × (1 + Underlying Return of the Worst Performing Underlying index)

= $1,000.00 × (1 + -60.00%)

= $1,000.00 × 40.00%

= $400.00

In this example, because the final index level of the worst performing underlying index represents a 60.00% decline, you will receive a total cash payment per security equal to $400.00 (a loss of 60.00% over the term of the securities).

We make no representation or warranty as to which of the underlying indices will be the least performing underlying index for the purposes of calculating your actual payment at maturity.

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If UBS does not elect prior to the final valuation date to call the securities and the final index level of any underlying index is less than its trigger level, you will lose a significant portion or all of your initial investment. Specifically, if UBS does not elect to call the securities prior to maturity and the final index level of any underlying index is less than its trigger level, UBS will pay you a cash payment per security that will be significantly less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return of the worst performing underlying index over the term of the securities.

The securities will not pay a contingent coupon on a coupon payment date if the closing level of any underlying index is less than its coupon barrier on the corresponding coupon observation date, and you may receive few or no contingent coupons during the term of the securities.

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You will be exposed to the market risk of each underlying index on each coupon observation date and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying index. Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities.

Risks Relating to Return Characteristics

￭Risk of loss at maturity. The securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the securities at maturity. If UBS does not elect to call the securities, UBS will repay you the principal amount of your securities in cash only if the final index level of each underlying index is equal to or greater than its trigger level, and will make such payment only at maturity. If UBS does not elect to call the securities and the final index level of any underlying index is less than its trigger level, you will lose a significant percentage of your stated principal amount equal to the underlying return of the worst performing underlying index and in extreme situations, you could lose all of your initial investment.

￭The stated payout from the issuer applies only if you hold your securities to maturity. You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying index at such time is equal to or greater than its trigger level. All payments on the securities are subject to the creditworthiness of UBS.

￭You may not receive any contingent coupons with respect to your securities — UBS will not necessarily make periodic coupon payments on the securities. If the closing level of any underlying index is less than its respective coupon barrier on a coupon observation date, UBS will not pay you the contingent coupon on the corresponding coupon payment date. This will be the case even if the closing levels of the other underlying indices are equal to or greater than their respective coupon barriers on that coupon observation date. If the closing level of any underlying index is less than its coupon barrier on each coupon observation date, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your securities.

￭Your potential return on the securities is limited, you will not participate in any appreciation of the underlying indices and you will not have the same rights as holders of any index constituent stocks. The return potential of the securities is limited to the specified contingent coupon rate, regardless of any appreciation of the underlying indices. In addition, your return on the securities will vary based on the number of coupon observation dates, if any, for which the requirements of the contingent coupon have been met prior to maturity or an issuer call. Because UBS may call the securities at its discretion as early as the first potential call settlement date, the total return on the securities could be less than if the securities remained outstanding until maturity. Further, if UBS elects to call the securities, you will not receive any contingent coupons or any other payment in respect of any coupon observation dates after the call settlement date, and your return on the securities could be less than if the securities remained outstanding until maturity. If UBS does not elect to call the securities, you may be subject to the decline in the level of the worst performing underlying index even though you cannot participate in any appreciation in the level of any underlying index. As a result, the return on an investment in the securities could be less than the return on a hypothetical direct investment in any or all of the underlying indices or a direct investment in any or all of the index constituent stocks. In addition, as an owner of the securities, you will not have voting rights or any other rights of holders of any index constituent stocks.

￭Greater expected volatility with respect to, and lower expected correlation of, the underlying indices generally reflects a higher contingent coupon rate and a higher expectation as of the trade date that the final index level of any of the underlying indices could be less than its trigger level. Greater expected volatility with respect to, and lower expected correlation of, the underlying indices reflects a higher expectation as of the trade date that the final index level of any of the underlying indices could be less than its trigger level. “Volatility” refers to the frequency and magnitude of changes in the level of an underlying index. This greater expected risk will generally be reflected in a higher contingent coupon rate for that security. However, while the contingent coupon rate is set on the trade date based, in part, on the correlations of the underlying indices and each underlying index’s volatility calculated using our internal models, an underlying index’s volatility, and the correlation of the underlying indices, can change significantly over the term of the securities. The level of any underlying index for your securities could fall sharply, which could result in the loss of a significant portion or all of your initial investment.

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￭UBS may elect to call the securities and the securities are subject to reinvestment risk. UBS may elect to call the securities at its discretion prior to the maturity date. UBS is less likely to exercise its issuer call right when the closing level of any of the underlying indices is less than its coupon barrier. As such, UBS will be more likely to exercise its issuer call right when the closing level of each underlying index is equal to or greater than its coupon barrier, which would otherwise result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market. On the other hand, UBS will be less likely to exercise its issuer call right when the closing level of any underlying index is less than its coupon barrier and/or when the final index level of any underlying index is expected to be less than its trigger level, such that you will receive no contingent coupons and/or that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if UBS does not exercise its issuer call right, it is more likely that you will receive few or no contingent coupons and suffer a significant loss at maturity. Also, UBS is more likely to exercise its issuer call right when prevailing interest rates are low relative to the contingent coupon rate. In the event that prevailing interest rates are low relative to the contingent coupon rate and UBS elects to call the securities, the term of the securities will be reduced and you will not receive any payment on the securities after the applicable call settlement date. There is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because UBS may call the securities at its discretion as early as the first potential call settlement date, you should be prepared in the event UBS elects to call the securities. Further, UBS’ right to call the securities may also adversely impact your ability to sell your securities in the secondary market, if any exists.

￭An investment in securities with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features. Because of the issuer call and contingent coupon features of the securities, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise as discussed in the preceding risk factor, and the contingent coupon rate on the securities may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your securities at such time, the value of your securities in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the contingent coupon rate and UBS elects to call the securities, there is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk.

￭Because the securities are linked to the worst performing underlying index, you are exposed to a greater risk of receiving no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the securities were linked to a single underlying index or fewer underlying indices. The risk that you will not receive any contingent coupons and lose a significant portion or all of your initial investment in the securities is greater if you invest in the securities than the risk of investing in substantially similar securities that are linked to the performance of a single underlying index or fewer underlying indices if their terms are otherwise substantially similar. With a greater total number of underlying indices, it is more likely that the closing level or final index level, as applicable, of any of the underlying indices will be less than its respective coupon barrier on any coupon observation date or decline to a closing level that is less than its trigger level on the final valuation date than if the securities were linked to a single underlying index or fewer underlying indices. In addition, if the performances of the underlying indices are not correlated to each other or are negatively correlated, the risk that the closing level of at least one underlying index is less than its coupon barrier on one of more coupon observation dates and that the final index level of at least one underlying index is less than its trigger level is even greater. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a significant portion or all of your initial investment at maturity.

Risks Relating to Characteristics of the Underlying indices

￭Market risk. The return on the securities, which may be negative, is linked to the performance of each underlying index and indirectly linked to the value of the index constituent stocks. The level of each underlying index can rise or fall sharply due to factors specific to such underlying index or its index constituent stocks, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying index issuers and the underlying indices. For additional information regarding each underlying index issuer, please see “Information About the Underlying Indices” in this document and each underlying index issuer’s SEC filings referred to in that section.

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￭You are exposed to the market risk of each underlying index. Your return on the securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each underlying index. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying index. Poor performance by any one underlying index may negatively affect your return and will not be offset or mitigated by the performance of any other underlying index. For instance, you will receive a negative return equal to the underlying return of the worst performing underlying index if the final index level of any underlying index is less than its trigger level on the final valuation date, even if the underlying return of another underlying index is positive or has not declined as much. Further, you are subject to the market risk of each underlying index on each coupon observation date and you will not receive a contingent coupon on a coupon payment date if the closing level of any underlying index is less than its coupon barrier on the corresponding coupon observation date. Accordingly, your investment is subject to the market risk of each underlying index.

￭There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall and there can be no assurance that the closing level of each underlying index will be equal to or greater than its respective coupon barrier on any coupon observation date, or, if the securities are not redeemed prior to maturity, that the final index level of each underlying index will be equal to or greater than its trigger level. The levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the index constituent stocks (the “index constituent stock issuers”). You should be willing to accept the risks associated with the relevant markets tracked by each underlying index in general and each underlying index’s index constituent stocks in particular, and the risk of losing a significant portion or all of your initial investment.

￭Changes affecting the underlying indices, including regulatory changes, could have an adverse effect on the market value of, and return on, the securities. The policies of each index sponsor as specified under “Information About the Underlying Indices” (together, the “index sponsors”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. An index sponsor may discontinue or suspend calculation or dissemination of its underlying index. Further, indices like the underlying indices have been, and continue to be, the subject of regulatory guidance and proposal for reform including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (an underlying index) or the administrator (an index sponsor) or user of a benchmark (such as UBS) to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying index, it may deem the closing level of the original underlying index on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Any such actions could have an adverse effect on the value of, and return on, the securities.

￭There is no affiliation between the respective index sponsors and UBS, and UBS is not responsible for any disclosure by such entity. We or our affiliates may currently, or from time to time engage in business with the index sponsors. However, we and our affiliates are not affiliated with the sponsor of any underlying index and have no ability to control or predict their actions. You, as an investor in the securities, should conduct your own independent investigation of the relevant index sponsor and each underlying index for your securities. No index sponsor is involved in the securities offered hereby in any way and has no obligation of any sort with respect to your securities. The relevant index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the market value of, and return on, your securities.

￭The underlying return will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks of the EURO STOXX 50® Index are traded in a non-U.S. currency and the securities are denominated in U.S. dollars. The value of the securties will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

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￭The securities are subject to risks associated with non-U.S. securities markets. The securities are subject to risks associated with non-U.S. securities because the EURO STOXX 50® Index is comprised of stocks that are traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

￭The underlying indices reflect price return, not total return. The return on your securities is based on the performance of the underlying indices, which reflect the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on your securities will not include such a total return feature or dividend component.

Estimated Value Considerations

￭The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the hedging costs, issuance costs and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the levels of the underlying indices, volatility of the underlying indices, the correlation of the underlying indices, any dividends paid on the index constituent stocks, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the trade date is less than the issue price you pay for the securities.

￭The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying indices — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the trade date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

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Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the securities will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the securities and may stop making a market at any time. Even if there is a secondary market it may not provide enough liquidity to allow you to trade or sell the securities easily. If you are able to sell your securities prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

￭Depending on your broker, the price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be less than the valuation provided on your customer account statements. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the securities and may stop making a market at any time. If UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time, as well as its then current bid-ask spread for similar sized trades of structured debt securities. The value provided by UBS Securities LLC on its customer statements is based on these pricing models. As a result, depending on your broker, UBS Securities LLC or its affiliates may offer to buy or sell the securities in the secondary market at a price that is less than the valuation provided on your broker’s customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the levels of the underlying indices; the correlation of the underlying indices; the volatility of the underlying indices; any dividends paid on the index constituent stocks; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflicts of interest. We UBS and its affiliates may engage in business with any index constituent stock issuer, which may present a conflict between the obligations of UBS and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the coupon payment is payable to you on any coupon payment date, whether the securities are subject to an early redemption and the payment at maturity of the securities, if any, based on observed closing levels of the underlying indices. The calculation agent can postpone the determination of the initial index level, closing level or final index level of any underlying index (and therefore the related coupon payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date, any coupon observation date or the final valuation date, respectively.

As UBS determines the economic terms of the securities, including the contingent coupon rate, trigger levels and coupon barriers , and such terms include the hedging costs, issuance and other costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the securities, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the securities. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the securities and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the securities to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the securities to you.

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￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may adversely affect the market value of, and return on, the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying indices to which the securities are linked.

￭Potential UBS impact on an underlying index or index constituent stock. Trading or transactions by UBS and/or its affiliates in an underlying index or any index constituent stock, listed and/or over the counter options, futures, exchange-traded funds or other instruments with return linked to the performance of that underlying index or any index constituent stock, may adversely affect the market price(s) or level(s) of that underlying index on any coupon observation date or the final valuation date and, therefore, the market value of the securities and any payout to you of any coupon payments or at maturity.

Risks Relating to General Credit Characteristics

￭Any payment on the securities is subject to the creditworthiness of UBS. The securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose all of your initial investment.

￭The securities are not bank deposits. An investment in the securities carries risks that are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the securities) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the securities. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the securities, the price or value of their investment in the securities and/or the ability of UBS to satisfy its obligations under the securities and could lead to holders losing some or all of their investment in the securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by

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the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

January 2024 Page 18

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Information About the Underlying indices

All disclosures contained in this document regarding each underlying index for the securities are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying index. You should make your own investigation into each underlying index.

Included on the following pages is a brief description of each underlying index. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for each underlying index. The information given below is for the specified calendar quarters. We obtained the closing level information set forth below from Bloomberg Professional ® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying indices as an indication of future performance.

Nasdaq-100 Index®

We have derived all information regarding the Nasdaq-100 Index® (“NDX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by The Nasdaq OMX Group, Inc. and its affiliates (collectively, “Nasdaq OMX”) (its “index sponsor” or “Nasdaq OMX”).

NDX is published by Nasdaq OMX, but Nasdaq OMX has no obligation to continue to publish NDX, and may discontinue publication of NDX at any time. NDX is determined, comprised and calculated by Nasdaq OMX without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers – Nasdaq-100 Index®”, NDX includes 100 of the largest domestic and international non-financial securities listed on the Nasdaq Stock Market® (“Nasdaq”) based on market capitalization. NDX includes companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology, but does not contain securities of financial companies, including investment companies.

NDX is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq OMX will review the composition of NDX on a quarterly basis and adjust the weightings of Index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index.

Information as of market close on January 31, 2024:

Bloomberg Ticker Symbol:	NDX <Index>	52 Week High (on January 29, 2024):	17,596.27
Current Index Level:	17,137.24	52 Week Low (on March 10, 2023):	11,830.28
52 Weeks Ago (on January 31, 2023):	12,101.93

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Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the specified period. The closing level of the underlying index on January 31, 2024 was 17,137.24. The associated graph shows the closing levels of the underlying index for each day from January 1, 2014 to January 31, 2024. The dotted lines represent its coupon barrier of 11,996.07 and its trigger level of 11,139.21, which are equal to 70% and 65%, respectively, of its initial index level. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time during the term of the securities.

Nasdaq-100 Index®	High	Low	Period End
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter	12,888.28	11,052.95	12,888.28
2021
First Quarter	13,807.70	12,299.08	13,091.44
Second Quarter	14,572.75	13,001.63	14,554.80
Third Quarter	15,675.76	14,549.09	14,689.62
Fourth Quarter	16,573.34	14,472.12	16,320.08
2022
First Quarter	16,501.77	13,046.64	14,838.49
Second Quarter	15,159.58	11,127.57	11,503.72
Third Quarter	13,667.18	10,971.22	10,971.22
Fourth Quarter	12,041.89	10,679.34	10,939.76
2023
First Quarter	13,181.35	10,741.22	13,181.35
Second Quarter	15,185.48	12,725.11	15,179.21
Third Quarter	15,841.35	14,545.83	14,715.24
Fourth Quarter	16,906.80	14,109.57	16,825.93
2024
First Quarter (through January 31, 2024)	17,596.27	16,282.01	17,137.24

January 2024 Page 20

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Nasdaq-100 Index® – Daily Closing Levels January 1, 2014 to January 31, 2024

January 2024 Page 21

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S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index.

Information as of market close on January 31, 2024:

Bloomberg Ticker Symbol:	SPX <Index>	52 Week High (on January 29, 2024):	4,927.93
Current Index Level:	4,845.65	52 Week Low (on March 13, 2023):	3,855.76
52 Weeks Ago (on January 31, 2023):	4,076.60

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$9,000,000 Based on the worst performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the specified period. The closing level of the underlying index on January 31, 2024 was 4,845.65. The associated graph shows the closing levels of the underlying index for each day from January 1, 2014 to January 31, 2024. The dotted lines represent its coupon barrier of 3,391.96 and its trigger level of 3,149.67, which are equal to 70% and 65%, respectively, of its initial index level. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time during the term of the securities.

S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter (through January 31, 2024)	4,927.93	4,688.68	4,845.65

January 2024 Page 23

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S&P 500® Index – Daily Closing Levels January 1, 2014 to January 31, 2024

January 2024 Page 24

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EURO STOXX 50® Index

We have derived all information contained herein regarding the EURO STOXX 50® Index (“SX5E”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. The information included below supplements the description of the SX5E found in the accompanying index supplement.

STOXX Limited has no obligation to continue to publish the SX5E, and may discontinue publication of the SX5E at any time. The SX5E is determined, comprised and calculated by STOXX Limited without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — EURO STOXX 50® Index”, the SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The SX5E captures a selection of the largest stocks among the 20 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The SX5E universe is defined as all components of the 20 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Select information regarding top constituents, country, industry and/or sector weightings may be made available on the index sponsor’s website. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index.

Information as of market close on January 31, 2024:

Bloomberg Ticker Symbol:	SX5E <Index>	52 Week High (on January 30, 2024):	4,662.70
Current Index Level:	4,648.40	52 Week Low (on October 27, 2023):	4,014.36
52 Weeks Ago (on January 31, 2023):	4,136.35

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Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the specified period. The closing level of the underlying index on January 31, 2024 was 4,648.40. The associated graph shows the closing levels of the underlying index for each day from January 1, 2014 to January 31, 2024. The dotted lines represent its coupon barrier of 3,253.88 and its trigger level of 3,021.46, which are equal to 70% and 65%, respectively, of its initial index level. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time during the term of the securities.

EURO STOXX 50® Index	High	Low	Period End
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter	3,805.22	3,279.04	3,318.20
Fourth Quarter	3,986.83	3,331.53	3,793.62
2023
First Quarter	4,315.05	3,856.09	4,315.05
Second Quarter	4,408.59	4,218.04	4,399.09
Third Quarter	4,471.31	4,129.18	4,174.66
Fourth Quarter	4,549.44	4,014.36	4,521.44
2024
First Quarter (through January 31, 2024)	4,662.70	4,403.08	4,648.40

January 2024 Page 26

Contingent Income Auto-Callable Securities due on or about November 5, 2022

$• Based on the least performing index among the Dow Jones Industrial Average®, the Russell 2000® Index and the TOPIX Index®

EURO STOXX 50 ® Index – Daily Closing Levels January 1, 2014 to January 31, 2024

This document relates only to the securities offered hereby and does not relate to the underlying indices or other securities linked to the underlying indices. We have derived all disclosures contained in this document regarding the underlying indices from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying indices.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying indices.

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Contingent Income Auto-Callable Securities due on or about November 5, 2022

$• Based on the least performing index among the Dow Jones Industrial Average®, the Russell 2000® Index and the TOPIX Index®

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:

The record date for each coupon payment date shall be the business day prior to such scheduled coupon payment date; provided, however, that any contingent coupon payable at maturity or upon issuer call shall be payable to the person to whom the payment at maturity or issuer call amount, as the case may be, shall be payable.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupon” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying indices. If your securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your securities prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Section 1297. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a security. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupon” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. Notice 2008-2 focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to

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Contingent Income Auto-Callable Securities due on or about November 5, 2022

$• Based on the least performing index among the Dow Jones Industrial Average®, the Russell 2000® Index and the TOPIX Index®

these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or a trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their securities if they do not hold their securities in an account maintained by a financial institution and the aggregate value of their securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its securities and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our special U.S. tax counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any index constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the securities to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition may be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an index constituent issuer as a USRPHC and the securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the securities are not “delta-one” with respect to any underlying index, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying indices, index constituent stocks or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have

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Contingent Income Auto-Callable Securities due on or about November 5, 2022

$• Based on the least performing index among the Dow Jones Industrial Average®, the Russell 2000® Index and the TOPIX Index®

entered, into certain other transactions in respect of the underlying indices, index constituent stocks or the securities. If you enter, or have entered, into other transactions in respect of the underlying indices, index constituent stocks or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the securities is unclear, it is possible that any contingent coupon payment with respect to the securities could be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may be no contingent coupon over the entire term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the index constituent stock issuers).

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying product supplement under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the trade date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and the payment at maturity, if any. See “Risk Factors” in this document for a discussion of these adverse effects.

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Contingent Income Auto-Callable Securities due on or about November 5, 2022

$• Based on the least performing index among the Dow Jones Industrial Average®, the Russell 2000® Index and the TOPIX Index®

Supplemental information regarding plan of distribution (conflicts of interest)

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document. UBS or an affiliate will pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Smith Barney LLC and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest. UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Prohibition of sales to EEA & UK retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the securities:

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated March 8, 2022 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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